Exhibit 10.71

LICENSE AGREEMENT

N° 19322D10

This License Agreement (the “Agreement”) is made as of its last date of signature by all signatories (the “Effective Date”) by and between:

Inserm Transfert SA, a limited company (société anonyme à directoire et conseil de surveillance) organized under the laws of France, with share capital of €9,573,470, whose registered headquarters are located at PariSanté Campus, 10 rue d’Oradour sur Glane 75015 Paris, France, SIRET No. 434 033 619 00033 business (APE) code 7219Z, Paris Trade and Companies Registry No. B 434 033 619, represented by its Chairman of the Executive Management Board (Président du Directoire), Mrs.Pascale Augé,

Acting as delegatee of the French National Institute of Health and Medical Research (Institut National de la Santé et de la Recherche Médicale – hereinafter “Inserm”), a public scientific and technological institute, having its registered headquarters at 101 rue de Tolbiac, 75013 Paris, France.

Université Paris Cité, as Co-Owner, empowers Inserm Transfert a negotiation and signature mandate to act in its name and on its behalf.

Hereinafter referred to as “Inserm Transfert”

ON THE ONE HAND,

AND

Naya Biosciences Inc., a company organized and existing under the laws of the state of Delaware, USA, with offices at 19505 Biscayne Blvd, Suite 2350, 3rd floor, Aventura, FL 33180, USA, represented by its CEO, Daniel Teper,

Hereinafter referred to as “Licensee”, ON THE OTHER HAND.

AND

IN THE PRESENCE OF

Cytovia Therapeutics, LLC, a limited liability company organized and existing under the laws of Delaware, USA (formerly organized as, converted from, and as legal successor to, Cytovia Therapeutics, Inc., a Delaware Corporation), with offices located at 1 Broadway, Cambridge, MA 02142 (“Cytovia”)

Hereinafter referred to as “Cytovia”,

Which is a signatory hereto for the purpose of acknowledging and agreeing that it has been fully informed of the terms of this Agreement and of its commitments hereunder and in particular the Suspensive Condition.

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Inserm Transfert and Licensee are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

BACKGROUND

(i)	The team of Jean-Christophe BORIES in Inserm’s research laboratory U976 and the team of Armand BENSUSSAN in Inserm’s research laboratory U976 (“Laboratory”), which is under the joint supervision of Inserm and Université Paris Cité has made an invention relating to a new antibody against CD38 that could be suitable for producing bispecific antibodies as well as CAR- NK. This invention is the subject of a patent application No 19 186 591.4 (IT ref. BIO19322), filed on 16/07/2019 and co-owned by Inserm and Université de Paris.

(ii)	Inserm Transfert is Inserm’s private law wholly owned technology transfer subsidiary, created by a French decree dated June 6, 2000. Effective January 1, 2006, Inserm delegated to Inserm Transfert the management of its technology transfer activities resulting from the French decree No 83-975 relating to Inserm’s organization and functioning. As of January 1, 2006, Inserm Transfert is notably in charge of the management of patents, know-how, materials and other technologies owned or co-owned by Inserm including the negotiation, signature and management of license related thereto.

It is however specified that this delegation does not entail the transfer to Inserm Transfert of the property rights held or jointly held by Inserm.

For the performance of this agreement, Inserm is not considered as a third party.

(iii)	Inserm Transfert and Cytovia signed (i) a license agreement dated September 22, 2020 (IT ref. 19322B20, the “License Agreement”) and a collaboration agreement (IT ref. n°19322B30, the “Collaboration Agreement) signed on 23 September 2020;

(iv)	In consideration of the services provided and rights granted under the Collaboration Agreement, the amount of three hundred and sixteen thousand four hundred and twenty Euros (316 420 €), (the “Amount Due 1”) is owed by Cytovia to Inserm, payable in 2 (two) instalments as follows: fifty percent (50%) of the Amount Due 1 for the total amount of one hundred and fifty-eight thousand two hundred and ten euros (158 210 €) to be paid on December 31, 2023 and fifty percent (50%) of the Amount Due 1 for the total amount of one hundred and fifty-eight thousand two hundred and ten euros (158 210 €) to be paid on January 31, 2024;

(v)	In consideration of the intellectual property fees related to the patent application under the License Agreement, the amount of twenty five thousand seven hundred fifty two euros and forty seven cents (25 752,47 €) is owed by Cytovia to Plasseraud IP and the amount of seven thousand one hundred and fifteen Euros (7115 €) is owed by Cytovia to Inserm Transfert (collectively the “Amount Due 2”);

(vi)	Cytovia wishes to assign to Licensee all of its right, title and interest under the License Agreement relating to the product licenses for the development of CYT338;

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(vii)	Licensee and Cytovia are currently involved in negotiations with Licensee relating to the sale and transfer of all rights and interest in CYT338, which will be set out in a separate asset purchase agreement;

(viii)	Pursuant to article 10.1 of Licensee Agreement, Cytovia may assign its rights and obligations under the license agreement to Licensee with the prior written consent of Inserm Transfert, which agrees with this assignment subject to the Suspensive Condition;

(ix)	Licensee wishes to obtain a license on the above-mentioned patent application(s) for the development and commercialization of Product.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and undertakings herein contained, the Parties agree as follows:

PRELIMINARY ARTICLE
DEFINITIONS

As used in the present agreement, the following terms shall have the meanings indicated:

“Agreement” shall mean the full present license agreement including its potential amendments and any appendices thereto.

“Affiliate” shall mean any corporation, company, partnership, joint venture or other entity whether organized under French law or foreign law, which via a share to the capital or any other means controls Licensee, is controlled by Licensee, or is under common control with Licensee. For the purpose of this definition, control means the ownership of more than fifty percent (50%) of the voting rights or of the rights to direct the management and policies of an entity.

The following relationships between legal entities shall not in themselves be deemed to constitute controlling relationships:

(a)	the same public investment corporation, institutional investor or venture-capital company has a direct or indirect holding of more than 50% of the nominal value of the issued share capital or a majority of voting rights of the shareholders or associates; or

(b)	the legal entities concerned are owned or supervised by the same public body.

As further described in Section 10.10, the rights granted to the Affiliates under the terms of this Agreement only apply to entities qualifying as Affiliate at the time the rights are exercised. If, during the term of the Agreement, an entity was to lose the qualification of Affiliate, the rights acquired by this entity as Affiliate of Licensee will automatically terminate, unless written consent of Inserm Transfert is given.

Notwithstanding the above, Licensee shall remain liable for the ongoing performance of the obligations under this Agreement by its Affiliates.

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“Co-Development Revenues” shall mean all revenues actually received by Licensee and/or its Affiliates from a Sublicensee for the financing at full cost (coût complet environnés) only (i.e. with no margin) of research and development activities regarding the Product carried out by Licensee or subcontractors during and in accordance with the Sublicense.

“Suspensive Condition” shall mean the payment by Cytovia to Inserm of the Amount Due 1 and the Amount Due 2.

“Co-Owners” shall mean Inserm and Université Paris Cité.

“Development Activities” shall mean all activities and studies to be conducted directly by Licensee, or by a third party or Affiliate on behalf of Licensee or by Sublicensee, in accordance with the development plan handed to Inserm Transfert as provided under Article 3.1, including activities and studies required for the development and commercialization of Products, either directly by Licensee or indirectly through its Affiliates and/or Sublicensees.

“Effective Date” shall mean the last date of signature by all signatories.

“Field” shall mean:NK engager multispecific therapy developed and patented under CYT338 (patent number WO2022/216723) using CD38 and NKp46 as NK engager and Cytovia’s Bispecifc Antibody platform, including an active, wildtype FC region and a variation of CYT338 using a mutated FC region (to be patented jointly with INSERM separately) for human prophylactic and /or therapeutic indications.

“Improvements” shall mean any improvements and inventions related in any way specifically to the Patents Rights which may not be practiced without reproducing at least one claim of the said Patents Rights.

“Know-How” shall mean all secret inventions, data, information, methods, procedures, processes and information relating to materials including, but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data, antibody sequence, and all technical information, know-how and processes:

-	developed by Laboratory and

-	owned or controlled by Inserm, which exist as of the Effective Date, and

-	which are reasonably necessary or useful for the industrial and/or commercial exploitation of the invention subject of the Patent Rights, and

-	which are not subject to any other existing options, licenses or contractual obligations in contradiction with the terms of the Agreement.

It is specified that the Know-How is described in Exhibit B to this License Agreement.

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“Net Sales” means the total amount invoiced (excluding taxes), to third parties, including distributors, on sales or other mode of transfer of the Products (in all its forms) by Licensee and/or its Affiliates and/or its Sublicensees less any:

(a)	reimbursement in respect of returned Products within the limit of the sale’s price of said Products,

(b)	taxes or other customs duties relating to the Products and borne by Licensee,

(c)	costs of transportation, shipping, handling and insurance and

It is understood that the deductions under (c) shall not altogether exceed the maximum level of five per cent (5%) of the total amount invoiced for all countries in the Territory during the applicable year.Net Sales shall only include the sales between Licensee and/or its Affiliates and/or the Sublicensees and its affiliates (for the clarification the Sublicenses shall own more than fifty percent (50%) of the voting rights or of the rights to direct the management and policies of its affiliates) , on the one hand, and third parties, on the other hand. Thus, Net Sales shall not include intermediate sales between Licensee and its Affiliates and its Sublicensees or its affiliates or sales between their Affiliates; in the event of resale of Products by Licensee, its Affiliates, its Sublicenses or its affiliates, as the case may be, Net Sales shall include the amounts invoiced to third parties on the resale.

Net Sales shall also include the fair market value of any non-cash consideration received by Licensee and/or its Affiliates for the sales or other modes of transfer of Products.

In the case of non-dissociable technologies, Net Sales shall cover the sales of the Non Dissociable Products according to the definition of Products below.

Transfers or dispositions of the Product at full costs or at loss:

(a)	in connection with patient assistance programs,

(b)	for charitable purposes,

shall not, in each case, be deemed sales of such Product for purposes of this definition of “Net Sales”.

“Patent Rights” shall mean the patent application (and corresponding priority right) No 19 186 591.4 (IT reference BIO19322), filed on 16/07/2019 co-owned by Inserm and Université de Paris (now Université Paris Cité) titled ANTIBODIES HAVING SPECIFICITY FOR CD38 AND USES THEREOF and quoting Maxime FAYON, Armand BENSUSSAN, Carolina MARTINEZ-CINGOLANI and Jean-Christophe BORIES as inventors, any foreign patent application corresponding thereto, and any divisional, additions, continuations, continuations in part, divisional, inventor’s certificate, registration patent, patents of addition, confirmation patent, reissue, renewals, extensions or re-examination application, and each patent that issues or reissues from any of these patent applications. For the avoidance of doubt, the Patent Rights include Supplementary Protection Certificates and other extension of similar nature but do not include any Improvements to the patents and patent applications identified in the preceding sentence, which are subject of the provisions below.

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“Products” shall mean: (i) product known as CYT338 including an active, wildtype FC region or a variation having a mutated FC region (to be patented jointly with INSERM separately) for human prophylactic and /or therapeutic indications. (as described in Exhibit C attached hereto) and or incorporating product known as CYT338, the method or process of manufacture, use or sale of which would constitute, but for the license granted herein, an infringement of the Patent Rights and/or which include and/or are developed and/or manufactured using the invention subject of the Patent Rights and/or Know-How.

As well as:

(ii) any product, composition, method, process or service that cannot be dissociated from product, composition, method, process or service defined in (i), from a commercial point of view or from a regulatory point of view (the “Non Dissociable Products”). For the purpose of the present definition, two elements are non dissociable from a commercial point of view when said non dissociable products are not offered for sale separately under a distinct price reflecting their own added value. For the purpose of the present definition, two elements are non dissociable from a regulatory point of view when they are statutorily required to be registered and sold as a one and only item (such as therapeutic combinations, drug delivery device…). For clarity, the bispecific antibody is deemed to be a Non Dissociable Product and no stacking shall apply.

“Sublicence Revenues” shall mean all revenues received by Licensee and/or its Affiliates from all Sublicensees (cash, lump sums, royalties, minimum payments ...) in consideration of (i) the granting of exploitation rights on the Patent Rights and/or Know-How and/or (ii) the granting of an option for the granting of exploitation rights on the Patent Rights and/or Know-How for the development, manufacture, use and commercialization of Products in all or part of the Field and Territory.

Should Licensee and/or its Affiliates receive from its Sublicensees other types of compensation in consideration of the exploitation rights on the Patent Rights and/or Know-How, such as the transfer of shares, a participation into the Sublicensee or an investment to the capital of Licensee, the Parties shall meet to convene on a fair compensation for Inserm Transfert.

Any sum paid by an infringer of the Patent Rights and/or user of the Know-How following arbitration or judiciary action, shall be included in the Sublicense Revenues, after deduction of the costs of the proceedings and recovery, including counsel fees, incurred by Licensee; provided the Co-Owners have not directly received indemnification under 6.5 (a) or 6.5(b).

Any Co-Development Revenues received by Licensee from a Sublicensee to cover research and development works shall not be considered Sublicense Revenues.

“Sublicensee” shall mean any non-Affiliate third party to whom Licensee, Sublicensee or multiple tiers sublicensees grants a sublicense or a sublicense option for the development, manufacture, use and commercialization of Products in all or part of the Field and Territory.

“Territory” shall mean the world.

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“Valid claim” shall mean (a) a claim in an issued, unexpired patent within the Patent Rights that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, and (iv) is not lost through an interference proceeding; or (b) a claim of a pending patent application that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of such application, or (ii) pending for more than seven (7) years since such claim was first presented.

Words indicating the singular may be interpreted to be the plural, the masculine gender shall include the female gender and vice-versa.

1. NATURE, OBJECT AND SCOPE OF THE LICENSE

1.1	The Parties have agreed that subject to the Suspensive Condition, Inserm Transfert and the Co-Owners hereby grant to Licensee an exclusive, transferable, royalty-bearing license, with the right to sublicense under the Patent Rights in the Field and a non-exclusive transferable, royalty-bearing license, with the right to sublicense under Know-How in the Field to use and implement such Patent Rights, Know-How and to research, develop, commercialize, make, have made, use, offer for sale and sell or otherwise distribute Products in the Territory.

1.2	Under the license granted under Article 1.1, Licensee may grant sublicenses (including the right to grant multiple tiers sublicenses subject to the following provisions) to third parties or its Affiliates, which sublicenses shall not contain any provision which would cause it to extend beyond the scope of this Agreement.

At least thirty (30) days prior to the execution of any sublicense, Licensee shall provide Inserm Transfert notification of the identity and address of the proposed Sublicensee or Affiliate and terms of the sublicense for prior written approval by Inserm Transfert; it being specified that Inserm Transfert may only disagree to the granting of the sublicense for one of the following reason:

(i)	If Sublicensee’s activity conflicts with the public order/ethical obligations of the Co- Owners and/or Inserm Transfert or,

(ii)	If the sublicense tarnishes the Co-Owners and/or Inserm Transfert’s image or

(iii)	If the Co-Owners and/or Inserm Transfert have been or are involved in a litigation with Sublicensee.

Should Inserm Transfert fail to respond within thirty (30) days of receipt of the notification of the proposed sublicense, Inserm Transfert shall be deemed to have approved the sublicense agreement.

A copy of each sublicense agreement shall be provided to Inserm Transfert as soon as it is executed.

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Licensee shall remain entirely responsible for the proper performance of this Agreement and to impose on the Sublicensee or Affiliates who benefit from a sublicense obligations in line with this Agreement. In particular, Licensee undertakes to include in the sublicense agreement confidentiality clauses similar to the one contained herein and not to conclude any sublicense which term would extend beyond the term of the Agreement, without prejudice to termination clauses.

1.3	The Co-Owners, reserve the right to practice and use the Patent Rights and the Know-How in the Field for teaching, academic and/or research purposes (including clinical research,), whether by themselves or in collaboration with third parties, including the right to transfer to any third party the Know-How and any material and product covered by the Patent Rights and Know-How to the exclusion of any research carried out in collaboration with or on behalf of a third industrial party granting rights of commercial exploitation on the Patents Rights in the Field to the said third industrial party. In the event Licensee can reasonably consider that the clinical research under sponsorship of one of the Co-Owners could conflict with Licensee’s strategy regarding the Development Activities, it shall inform the Co-Owner who then undertakes to take into account any reasonable comments from Licensee, provided said comments do not affect the independence of the Co-Owner in charge of the conduct of the clinical research.

In the Field and outside the Field, the Co-Owners are free to use the Know-How for any purpose whatsoever.

Outside the Field, the Co- Owners are free to use the Patent Rights for any purpose whatsoever.

1.4	The Improvements generated jointly by Licensee and Laboratory’s agents, in the frame of collaboration agreements duly executed between Inserm Transfert and Licensee for the performance of research programs, shall be co-owned by Licensee and the Co-Owners. The rules governing the management and exploitation of those Improvements shall be defined in the specific agreements between said Co-Owners and Licensee which lead to the obtention of said Improvements. The Parties agree that such Improvement shall be incorporated into this Agreement by amendment upon request by Licensee under fair and reasonable conditions negotiated in good faith in the absence of any specific provision in the collaboration agreement. The Parties consider entering into a collaboration agreement in parallel to this Agreement notably in view of further developing the Patents the Know-How. Notwithstanding the foregoing, the results of this collaboration, including any Improvement, will be incorporated in this Agreement by amendment under fair and reasonable conditions.

The Improvements generated by Licensee alone, without the contribution of a Co-Owner’s agent, shall be owned by Licensee and License may use, protect, assign such Improvements without limitation.

The Improvements generated by the Co-Owners alone and/or one of their agents, shall be owned by the corresponding Co-Owners.

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Notwithstanding the preceding paragraph, Inserm Transfert undertakes, for a duration of three (3) years as of the Effective Date, to inform Licensee of the Improvements generated by the Laboratory in the Field and brought to Inserm Transfert’s knowledge, if and only if:

(i)	Such Improvements are owned by Inserm or co-owned by Inserm and all or part of the Co-Owners, excluding any Improvement co-owned by a third party; and

(ii)	Inserm Transfert is authorized by the Co-Owners to manage said Improvements; and

(iii)	Subject to third party’s rights.

Licensee shall benefit from a three (3) months exclusive option to obtain the granting of exclusive exploitation rights on said Improvements, in the Field and in the Territory.

By exception, exploitation rights on non patented Improvements which may be used outside of the scope of the Patent Rights shall be non-exclusive.

Any Improvement for which Licensee has lifted the option will be included to the present Agreement by a written amendment, the financial conditions of which shall be negotiated in good faith.

2. TERM

This Agreement is effective as of the Effective Date and subject to the Suspensive Condition.

Unless terminated earlier pursuant to Article 9, it shall last, on a country-by-country basis and Product-by-Product basis, until the last to occur of the following events (i) as of the Effective Date and until the invalidation or expiration of the last to expire or to be invalidated Valid Claim of the Patent Rights which covers the manufacture, use or sale of the Product in said country, or (ii) as of the Effective Date and for ten (10) years after the first commercial sale of a Product in the country in which this product is sold, or (iii) as long as Licensee receives Sublicense Revenues (hereinafter the “Term”).

The Parties have agreed that the effect of the Agreement will continue beyond the lifetime of the Patents in order to take into account the length of the development needed before the marketing of the Products as well as the associated costs for Licensee and/or its Sublicensees. To that end, the Parties have decided to spread out the global financial compensation due for the rights granted, until and including the marketing of the Products, which generates revenues for Licensee and/or its Sublicensees; rather than concentrating this financial compensation during the lifetime of the Patents and therefore mostly during the development.

Upon expiration of the Term on a country-by-country basis and Product-by-Product basis, Licensee may use any invention covered by the Patent Rights as well as the Know-How without limitation.

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3. DEVELOPMENT – COMMERCIALIZATION

3.1	The Parties acknowledge that, as at the Effective Date, Licensee has provided Inserm Transfert with a development plan (the “Development Plan”) which describes the terms under which Licensee intends to conduct the Development Activities, the estimated schedule for performance of said Development Activities as well as the anticipated date of first commercial sale of the Products. The Development Plan is attached as Exhibit A, shall form an integral part of the Agreement and may be updated by mutual agreement between the Parties. For clarification, Inserm Transfert shall not refuse the updated Development Plan without reasonable justification. Licensee shall use commercially reasonable efforts to conduct and complete in a timely manner the development as agreed in the Development Plan.

3.2	Licensee undertakes to inform Inserm Transfert of any unforeseen event relating to said Development Activities. To this end, Licensee shall provide Inserm Transfert, within sixty (60) days from the 31st of December of each calendar year, with an annual written report describing the progress of the development of the Products and the efforts in performing the Development Plan. These reports will cover, among other things: a summary of the work performed, a summary of the work in progress, the updated schedule of expected dates for completion of development stages and marketing authorizations, the status of the manufacture and the prospection for sublicenses, and the marketing plans for the launch of the Product. In the event of the termination of the Agreement, Licensee shall provide Inserm Transfert with a final report within thirty (30) days of the termination of the Agreement.

3.3	Licensee undertakes to inform Inserm Transfert of any identified event relating to the development.

3.4	Licensee agrees to undertake all commercially reasonable efforts to develop the Products as soon as possible, consistent with reasonable business practices and in compliance with the Development Plan.

3.5	Licensee agrees to undertake all commercially reasonable efforts to commercialize the Products as soon as possible, consistent with reasonable business practices and with the regulatory approvals necessary.

3.6	Inserm Transfert may terminate the Agreement ipso jure in whole or in part as regards the Patent Rights, in the event Licensee is unable to timely meet any of the Development Activities milestones as set forth in the Development Plan on the respective scheduled date and if Licensee has not taken actions to remedy its failure in connection therewith within ninety (90) days as from a written notice to do so sent by Inserm Transfert.

It is understood that Inserm Transfert may not terminate or convert the license into a non- exclusive license pursuant to this Article 3.6 if Licensee can demonstrate within the abovementioned time limit that the delay in achieving one of the Development Activities milestones as set forth in the Development Plan is due to an external event beyond Licensee and/or Sublicensees’ control, such as an adverse effect or a regulatory or technical constraints.

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3.7	Notwithstanding the foregoing, Inserm Transfert may terminate the Agreement ipso jure in whole or in part in any country, after a thirty (30) days advance notice (to the exclusion of any other formality), in the following cases:

(i)	In the absence Development Activities in respect of the Products by Licensee and/or its Sublicensees (including multiple tiers Sublicensees) for nine (9) months or more; or

(ii)	In the absence of commercialization of the Products by Licensee and/or its Sublicensees (including multiple tiers Sublicensees) for more than twelve (12) months after a first commercialization in a country of the Territory, or

(iii)	in the absence of commercialization of a Product within two (2) years following the obtaining of its price approval in a country of the Territory, or any other equivalent authorization, or

(iv)	if Licensee and/or its Sublicensees (including multiple tiers Sublicensees) has not put the Products into commercial use and is not keeping the Products reasonably available to the public within ten (10) years from the Effective Date.

3.8	Licensee shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

3.9	More specifically, Licensee undertakes to comply with applicable French and foreign legislation in the conduct of the Development Activities and to use its best efforts to obtain the regulatory approvals required prior to the introduction of Products into the commercial market in the countries in which Licensee contemplates to sell the Products.

Licensee (or any Sublicensee) shall be responsible (i) for obtaining and maintaining in its own name and at its sole expense, or in the name and at the expense of any person it shall designate, the registrations and marketing authorizations of the Products in the Territory, and (ii) for the compliance with local laws.

3.10	In the context of clinical trials carried out by or on behalf of Licensee, Licensee undertakes to comply with all applicable laws and regulations and, for clinical trials conducted in France, to comply with the provisions of the French Public Health Code as to the protection of persons

3.11	involved in biomedical research. Licensee shall guarantee and hold harmless each of Inserm Transfert and the Co-Owners of any action initiated by a third party in the context of such trials.

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3.12	Licensee shall be free to conduct its promotion, manufacturing and distribution policy, provided it has obtained the prior approval of the Co-Owners and Inserm Transfert for any use of their names, pursuant to Article 8.6.

3.13	[BLANK]

4. KNOW-HOW TRANSFER AND TECHNICAL ASSISTANCE

4.1	Within forty-five (45) days as from the Effective Date, Laboratory shall transfer the Know-How to Licensee at no cost for Licensee. In the absence of any claim from Licensee within one (1) month after expiration of this forty-five (45) days period, Know-How shall be deemed transferred and approved unreservedly by Licensee as is.

4.2	It is already agreed that should the agents of the Laboratory be requested to travel by Licensee for the provision of such technical assistance, travel and lodging expenses agreed to between the Parties shall be borne by Licensee.

5. FINANCIAL CONDITIONS AND REPORTS

5.1	In consideration for the license rights granted under the Agreement, Licensee undertakes:

- to engage the necessary funds for the proper performance of the Development Activities, it being specified that it is for Licensee to define the means to be allocated to the Development Activities, and

- to be in charge for the payment of all patent expenses related to the Patent Rights incurred prior to and after the Effective Date, as detailed under the Agreement, subject to the existence of another license under the Patent Rights outside the Field or in the Field in the event the license becomes non-exclusive , and to pay Inserm Transfert royalties on direct and indirect exploitation of the licensed technology, for the transfer of the Agreement, as well as upfront and milestone payments.

5.2	Patent Expenses.

For purposes of this Article 5.2 “filing, prosecution, extension, maintenance and defense of patents” shall be deemed to include, without limitation, the drafting, preparation and filing of applications, granting, examination, conduct of interferences and/or oppositions and/or requests for re-examinations, reissues, addition certificates, continuation, continuation in part of patents.

As of the Effective Date, Licensee is responsible for the payments of all costs associated with the Patent Rights in the Territory.

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As of the Effective Date, Licensee shall, as long as it is the sole licensee of the Patent Rights, be in charge of all costs associated with the filing, prosecution, extension, maintenance and defense of the Patent Rights, in France and abroad, and Inserm Transfert shall instruct the patent agent(s) in charge of the Patent Rights or the company in charge of managing annual maintenance fees for the Patent Rights, to directly invoice Licensee for said costs or will invoice Licensee of the costs associated with Inserm Transfert’s management of the filing, prosecution, extension, maintenance and defense of the Patent Rights. As from the day Licensee is no longer the sole licensee of the Patent Rights, the Patent Rights costs incurred after the execution of another license agreement concerning the Patent Rights shall be divided upon licensees and borne by licensees.

Industrial property costs due by Licensee pursuant to the Agreement are neither reimbursable nor creditable against any other payment due under the Agreement.

5.3	Lump Sum payments.

5.3.1	In any case, Licensee agrees to pay Inserm Transfert all the lump sums defined in this article 5.3, regardless of the mode of exploitation (direct or indirect).

5.3.2	Licensee agrees to make Inserm Transfert the lump sum payments upon the completion of the milestone events (“Milestones”) specified below by Licensee, the Sublicensees and/or its/their Affiliates and/or by a subcontractor on behalf of Licensee and/or the Sublicensees and/or its/their Affiliates

Milestone Payments for each Product	Amount euros (excluding taxes)
Pre-Clinical data available (in vitro, in vivo, patient samples)	Fifty thousand euros (50,000 €)

First Initiation of (first patient in) first phase I	One hundred and fifty thousand euros (150,000 €)

First Initiation of (first patient in) first phase II or pivotal study	Four hundred and fifty thousand euros (450,000 €)

First initiation of (first patient in) first phase III or at the End of a pivotal study	Five hundred and fifty thousand euros (500,000 €)

BLA filing	One million two hundred and fifty thousand euros (1,250,000€)

First commercial sale	One million two hundred and fifty thousand euros (1,250,000€)

First year Product reaches $100 Million in worldwide sales	One million five hundred thousand euros (1,500,000€)

For the purpose of this Section “Initiation” means the first injection in a human being for the considered clinical phase and “End” the database lock for the considered study.

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5.3.3	Notwithstanding Article 3.2, Licensee shall notify Inserm Transfert in writing of the occurrence of the above milestones within thirty (30) days of its occurrence. It is understood and agreed that the amounts specified under this Article 5.3 shall be payable within thirty (30) days after sending of a corresponding invoice by Inserm Transfert.

5.4	Exploitation Royalties.

5.4.1	Direct Exploitation

In consideration of the rights and license granted under this Agreement, Licensee shall pay to Inserm Transfert a running royalty on Net Sales of Products by Licensee and/or its Affiliates and/or its Sublicensees in the Territory according to a royalty rate of TWO AND HALF PERCENT (2.5%)

In the event a patent(s) owned by a third party’s rights are necessary to commercialize the Product, Licensee, its Affiliates or the Sublicensee shall have the right to deduct fifty (50%) per cent of any amount due to such third party from the royalties payable to Inserm Transfert, provided that the amount of royalties paid to Inserm Transfert may not be lower than fifty (50%) per cent of the royalties due to Inserm Transfert for the considered period.

5.4.2	Indirect exploitation

5.4.2.1	In further consideration of the rights and license granted under this Agreement, Licensee shall pay to Inserm Transfert a running royalty according to the royalty rate of TWELVE PERCENT (12%), on all Sublicense Revenues received by Licensee after deduction of the amounts paid to Inserm Transfert pursuant to Article 5.3 and/or Article 5.4.1 by Licensee for the achievement of the milestones by Sublicensees or as royalties on Net Sales made by the Sublicensees during the same applicable year

5.4.2.2	Notwithstanding Article 2, it is agreed that the obligation of payment on Sublicense Revenues shall survive any expiry or termination of the Agreement and shall last for the longer of (i) the term defined under Article 2 or (ii) as long as Licensee receives Sublicense Revenues. Articles “5.6.Payments” and “5.7. Records; Inspection” shall survive expiry or termination for the purpose of the payment of royalties on Sublicense Revenues.

Licensee shall be solely responsible for the payment of royalties to Inserm Transfert.

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5.5	Transfer of Agreement Royalty

Notwithstanding the intuitu personae character of the Agreement and as an exception to Article 10.1, Licensee is authorized to negotiate the assignment/transfer of this Agreement in whole, to any industrial company doing business in the pharmaceutical field (in contrast to a financial group); provided such assignment/transfer (i) does not conflict with the public order/ethical obligations of the Co-Owners (ii) does not tarnish the Co-Owners and/or Inserm Transfert’s image and (iii) the Co-Owners and/or Inserm Transfert have not been or are not involved in a litigation with contemplated assignee. Such contemplated assignment/transfer shall be notified by Licensee to Inserm Transfert prior to execution together with the amount of the financial consideration to be received by Licensee as duly certified by an independent auditor. If not disapproved by Inserm Transfert within thirty (30) days of such notification for one of the reasons detailed above, such assignment/transfer shall be deemed approved .and shall lead to the payment of the following royalty, within thirty (30) days of receipt of an invoice issued by Inserm Transfert:

- 2% (two percent) of any consideration whatsoever (including transfer of shares or participation) received for the assignment/transfer of this Agreement in whole, but excluding any assignment/transfer resulting from a total transmission of the assets and liabilities of Licensee.

Licensee shall have the right to transfer the all or part of the Agreement to its Affiliates without limitation, subject to prior approval of Inserm Transfert which shall not be unreasonably refused.

5.6	Payments

5.6.1	Licensee shall provide Inserm Transfert with annual written revenue reports (“Revenue Reports”) by 31 March of each calendar year after the first commercial sale, which Revenue Reports shall be certified as true and accurate by an independent auditor. Revenue Reports are due even in the absence of sales during the applicable year. Such reports shall include, for the preceding calendar year (as of 31 December):

-	a reference to the present Agreement,

-	the number, description, and aggregate Net Sales for each Product,

-	the total amount and description of applicable deductions pursuant to the Net Sales definition,

-	the number, description, and aggregate sales of Products by Sublicensee (including multiple tiers Sublicensees), and of Sublicense Revenues for each Product,

-	revenues arising from assignment/transfer of the Agreement,

-	royalty rates applied,

-	detailed of the total amount due to Inserm Transfert.

The payments due for the applicable calendar year shall be made within forty-five (45) days end of month following issuance of a corresponding invoice by Inserm Transfert after acceptance of the Revenue Report, when applicable. Payments shall be made with reference to the invoice number and shall be paid by bank wire transfer to:

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Inserm Transfert SA, Recette Générale Finances Paris, 94 rue de Réaumur, 75104 Paris Cedex 02, France

Bank Code: 40031 – Counter Code: N° 00001 – Account: N° 0000320405R – Key: 74 - IBAN Code: FR75 4003 1000 0100 0032 0405 R74.

5.6.2	In case of termination or expiration of the Agreement, Licensee shall provide Inserm Transfert with a final Revenue Report within thirty (30) days following termination or expiration of the Agreement.

5.6.3	The above-mentioned amounts will be increased by VAT when applicable at the rate in force on the date of the triggering event.

5.6.4	Any payments due which are not paid on the date such payments are due under this Agreement shall bear interest at the rate of three times the legal interest rate in force at the issuance date of the invoice, without prejudice to Inserm Transfert’s right to terminate the Agreement. Late payment penalties will be invoiced separately.

5.6.5	All payments under the Agreement shall be due by Licensee and are non-refundable and non-creditable against any payment hereunder (even in case of early termination) and shall be irrevocably retained by Inserm Transfert. All payments due still outstanding at the expiration or termination of this Agreement shall be made by Licensee to Inserm Transfert within thirty (30) days thereof.

5.7	Records; Inspection.

5.7.1	Licensee shall keep and shall cause its Affiliates and Sublicensees to keep specific books of account and records for the purpose of precisely evaluating commercial transactions and of controlling the sums payable to Inserm Transfert under this Agreement. Such books and records shall be kept accessible to Inserm Transfert for at least three (3) years following the provision of the Revenue Report related thereto.

5.7.2	Such books and records will be available for inspection during such three (3) year period by a representative of Inserm Transfert or an independent auditor appointed by Inserm Transfert. Inserm Transfert shall bear the costs and expenses of such inspections, unless a variation or error producing an underpayment in sums payable exceeding five percent (5%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts that are discovered will be paid by Licensee, together with interest on such unpaid amounts at the rate specified in Article 5.6.4 above. Should the report identify an overpayment exceeding five percent (5%) of the amount paid for the period covered by the inspection, such overpayment shall be deducted from the next payment to be made by Licensee hereunder.

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6. PATENTS - INFRINGEMENT

6.1	Inserm Transfert shall manage the filing, prosecution, extension, maintenance and defense of the Patent Rights in the Territory, at Licensee’s cost. For purposes of this Article 6, “filing, prosecution, extension, maintenance and defense of patents” shall be deemed to include, without limitation, the preparation and filing of applications, granting, examination, conduct of interferences and/or oppositions and/or requests for re-examinations, reissues, addition certificates, continuation, continuation in part or extensions of patents. Inserm Transfert undertakes to regularly inform Licensee of the progress of such process and formalities.

6.2	Any decision concerning the Patent Rights shall be submitted for prior written opinion of Licensee, which shall communicate such opinion to Inserm Transfert within fifteen (15) days prior to the applicable deadline. Absent any response of Licensee within this time frame, it shall be deemed not having any opinion.

To that end, Inserm Transfert undertakes to provide Licensee with all documents relating to the decision to take, reasonably early to allow Licensee to give its opinion.

In case of conflicting opinions, the Parties shall discuss in good faith a strategy able to satisfy their respective goals, it being specified that should the disagreement persist and the absence of decision likely to lead to a limitation of Co-Owners rights on the Patent Rights, Inserm Transfert’s decision shall prevail.

6.3	If Licensee is not in favour of maintaining the Patent Rights or pursuing the filing, prosecution, extension, maintenance and defense of the Patent Rights in a country, Inserm Transfert may at its sole discretion, decide to continue the filing, prosecution, extension, maintenance and defense of such patent application or patent in the name of the Co-Owners and at their expense, in such country, whether in France or abroad.

In such a case, Licensee may, at Inserm Transfert’s discretion, have no further right or license thereunder in the concerned countries and/or Patent Rights and Licensee will not have to pay for the costs in relation to that decision. Licensee will not be entitled to any reimbursement for the IP Costs previously incurred in relation to the concerned Patent Rights. The definition of Patent Rights and/or Territory may be revised accordingly by Inserm Transfert, at its discretion.

Inserm Transfert may decide not to maintain the Patent Rights and/or may decide to terminate the Agreement according to the provisions of Article 9.1 should Licensee not pay within the applicable deadlines the costs associated with the filing, prosecution, extension, maintenance and defense of the Patent Rights, in France and abroad, pursuant to Article 5.2

In any case, only the Co-Owners may file a Supplementary Protection Certificate (SPC), at Licensee’s cost. To that end, Licensee undertakes to inform Inserm Transfert of the grant of a marketing authorization (MA) by Licensee within one (1) month of such grant and to provide Inserm Transfert with a copy of such MA. The Co-Owners shall then file the SPC application within two (2) months of receipt of the copy of the MA, failing which, Licensee may itself file the SPC application, in coordination with Inserm Transfert.

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6.4	Licensee shall act to the best of the Co-Owners, Inserm Transfert and inventors’ interest in the frame of any action necessary to enforce the Patent Rights, and in particular in the case of an infringement action against a third party infringer or initiated against Licensee.

6.5	If Inserm Transfert, the Co-Owners or Licensee comes to believe in good faith that Patent Rights are being infringed by a third party, the Party first having knowledge of such infringement shall promptly notify the other. In any such case, the Parties shall discuss how best to proceed.

(a) If an action is necessary and efficient, the Co-Owners shall have the right, but no obligation, to bring any legal action in their name and at their own expense. The Co-Owners shall retain all damages and costs recovered in connection therewith. In such a case, Licensee will nevertheless retain the right, if applicable, to join any such action initiated by the Co- Owners at its own expense to obtain indemnification for damages which Licensee alone have incurred.

(b) Should Inserm Transfert and the Co-Owners decide not to bring an infringement action and if Licensee is the sole licensee on the Patent Rights, Licensee shall have the right, but no obligation, to prosecute at its own expense any action against third party infringement of the Patent Rights, absent any response or action formulated by Inserm Transfert and/or the Co- Owners within one (1) month of its written notice to Inserm Transfert of its intention to do so.

The Parties shall provide each other with the documents and elements necessary to the conduct of the above mentioned actions.

Licensee shall keep Inserm Transfert reasonably appraised of all developments in any action, and will seek the prior approval of Inserm Transfert on any substantive submissions or positions taken in the litigation that might affect the scope, validity or enforceability of the Patent Rights.

If an action initiated by Licensee obliges the Co-Owners to take part in an infringement action, invalidity action or counterclaim for invalidity of the Patent Rights, Licensee shall pay all the legal costs and expenses, including attorney’s fees, incurred by Inserm Transfert and/or the Co-Owners, to the extent Licensee has chosen the attorney representing Inserm Transfert and/or the Co-Owners.

Licensee will not sign with the defendant any settlement or agreement which would limit the scope of the Patent Rights without the prior written approval of Inserm Transfert, which may not be unreasonably delayed or withheld.

Damages and sums received by Licensee in the frame of infringement actions shall be kept by Licensee and shall be, after deduction of the proceedings costs, considered as Sublicense Revenues and subject to the applicable royalty payments; provided that Inserm Transfert and/or the Co-Owners have not directly received compensation for their damages.

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The Co-Owners shall in any event have the right, but no obligation, to join in the action initiated by Licensee, unless Licensee does not have standing to sue without participation of the Co-Owners in the action.

6.6	Should an infringement action be brought against Licensee as a result of the exploitation of the Patent Rights, Licensee may not claim any compensation to Inserm Transfert and/or the Co-Owners, nor any reimbursement of the sums paid, nor any reductions of the sums due under Article 5 at the time of the final court decision.

7. WARRANTIES – INDEMNIFICATION - INSURANCE

7.1	Inserm Transfert and the Co-Owners declare and warrant the material existence of the Patent Rights as at the Effective Date. Inserm Transfert and the Co-Owners do not offer any other warranties of any kind, express or implied.

7.2	Nothing in the Agreement shall be construed as:

-	Creating a warranty as to the grant, validity or scope of any of any of the Patent Rights in a country of the Territory;

-	Creating a warranty as to the non-violation, past, present or future of any third party patent or right,

-	Creating a warranty as to the safety, the fitness for a particular purpose or the performance of the Patent Rights and/or Know-How under the Agreement,

-	Creating a warranty as to the non violation or absence of abusive use by a third party of the Patent Rights and/or Know-How and/or the Biological Material.

7.3	Hazards, risks and perils related to the performance of the Agreement and potential legal defects contained in one or more Patent Rights rest upon the sole Licensee who accepts them. Therefore, in case of non-grant, or cancellation of one or more of the Patent Rights, of dependence of the said Patent Rights upon a prior patent right, in the event that the Products, because of the use of the Patent Rights and/or of the Know-How were declared as infringing or breaching third parties rights according to a definitive court ruling; the Co-Owners and/or Inserm Transfert will not be required to reimburse any sum already owed nor to decrease of the sums owed until the definitive court ruling, nor to pay potential damages to Licensee for the compensation of the damage caused by the said non-grant, cancellation, dependence, infringement or breach of third parties rights.

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7.4	Licensee shall guarantee Inserm Transfert, the Co-Owners and their staff members, against any and all claims alleging personal injury or property damages arising from possession or use of the Patent Rights and/or Know-How and the manufacture or marketing of Products by Licensee, its Affiliates or its Sublicensees. Licensee renounces to bring any action against Inserm Transfert and/or the Co-owners in the case these complaints, requests, claims or actions are brought against Licensee or its Affiliates or its Sublicensee by third parties. Licensee shall not enter into any settlement agreement stating any fault on behalf of Inserm Transfert and/or the Co-Owners or which may otherwise adversely affect Inserm Transfert and/or the Co-Owners without obtaining their prior consent.

Licensee undertakes to request from its Affiliates and its Sublicensees the same commitment as that taken by Licensee in this present Article; this obligation shall clearly appear in all sub- license agreements.

7.5	Licensee shall ensure that itself, its Affiliates and Sublicensees have an adequate liability insurance policy with a level of coverage consistent in order to cover their liability under the exercise of the present license (and especially under any clinical trial) and shall be able to prove it upon request of Inserm Transfert.

7.6	Licensee, its Affiliates and Sublicensees will be solely responsible for ensuring that the Products are in compliance with all applicable laws and regulations. Licensee, its Affiliates and Sublicensees will not call for the warranty from Inserm Transfert and/or the Co-Owners and will be solely responsible towards their customers and/or any third party for the quality and performance of the Products.

8. CONFIDENTIALITY

8.1	Each Party undertakes to maintain confidential and not to pass on or disclose to a third party (their agents and employees are not considered as third parties)without a written authorization of the other Party, any information of any kind or of any form that the other Party may become aware of (in particular but not limited to all documents, and/or software data, and/or materials, samples, models, methods, descriptions, know-how, processes, applications, and or patentable or non-patentable knowledge) upon the performance the Agreement and notably any confidential information related to the Development Activities, the Patent Rights, the Know-How, and the Products that it could receive in the framework of the performance of the Agreement (hereinafter “Information”).

8.2	Confidentiality exceptions

However Information as to which the receiving Party can prove the following is not considered as confidential:

(a) that it is disclosed further to a common agreement between the Parties, or it is disclosed by the Party to which it belongs ;

(b) that it was in the public domain at the time of the disclosure or it became publicly known other than through an act or mistake of the receiving Party ;

(c) that it was lawfully provided from a third party having the right to dispose of such information;

(d) that it was already in the possession of the receiving Party at the time of the disclosure by the disclosing Party or was independently developed by its agents or employees without reliance on the Information received,

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8.3	Confidentiality Limitations

If the disclosure of Information by either Party is required by a mandatory legal or regulatory provision or by the application of a final court decision or arbitration settlement, so as to remain in compliance with the applicable regulations, arbitration settlement or final court decision, the disclosure of Information shall be permitted.

Nevertheless, in those later cases, the liability of the Party being compelled to disclose Information could be triggered if one of the following conditions has not been fulfilled:

- it shall previously inform in writing the disclosing Party of the obligation to disclose, in such a way that said Party has enough time to oppose it or minimize its scope, as necessary;

- it shall limit the disclosure to what is strictly necessary in order to fulfill its obligations.

8.4	It is expressly agreed between the Parties that the disclosure by the Parties between them of Information under the Agreement, cannot be, in any case, interpreted as giving in an express or implied way to the receiving Party any right (according to a license or by any other mean) on such Information, other than the right expressly granted under the Agreement.

In any case, the burden of proof that Information is not confidential rests upon the Party which has received it.

8.5	Licensee shall have the right to provide Information to third parties, including its Affiliates and its Sublicensees, to the extent that the disclosure of such Information is useful or necessary to Licensee for the exploitation of the license rights granted hereunder provided that the third Parties to which Information is disclosed are bound by an obligation of confidentiality similar to the one contained hereinabove.

8.6	The Parties undertake to take all reasonably requirable measures in order to comply with their obligations under the present Article 8 by their personnel and any person in the service of the Parties for any purpose whatsoever. Licensee shall include similar confidential obligations in the potential sublicense agreements that it may grant to Sublicensees.

8.7	Licensee undertakes, if requested by one or more Co-Owners, to affix on promotional material and/or on the packaging of the Products the mention “license [name of relevant Co-Owners]” or any other equivalent mention previously agreed to the Co-Owners. Any use by Licensee of the name of Inserm Transfert, Co-Owners or one of their employees, written or spoken, notably promotional, whatever the support used (video, poster, press release, press pack…) shall obtain the prior approval from the concerned person. This provision will remain in force notwithstanding the expiration or the termination of the present Agreement.

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8.8	The present obligation of confidentiality will remain in force for the duration of the Agreement and shall survive the expiration or termination of the Agreement, whatever the reason, for ten (10) years after the expiration or termination of the Agreement. Nonetheless, as regards any Information relating to the Know-How and/or the Biological Material, the confidential information shall remain for as long as this Information has not entered the public domain.

9. TERMINATION OF THE AGREEMENT

9.1	The present Agreement may be terminated ipso jure by one of the Parties in case the other Party is in material breach of any provision of this Agreement, and especially under Article 5, and the breach has not been remedied within a maximum of sixty (60) days after receipt of written notice specifying the breach.

9.2	In the event Licensee becomes the subject of a voluntary or involuntary petition in bankruptcy, Licensee shall immediately notify Inserm Transfert in writing. If such petition is not dismissed with prejudice within one hundred twenty (120) days after filing, Inserm Transfert shall have the right to terminate this Agreement by giving Licensee written notice. Termination of this Agreement pursuant to this provision shall be effective upon Licensee’s receipt of such written notice.

9.3	The present Agreement may be terminated by Inserm Transfert in the cases provided for in Articles 3.6 and/or 3.7 of the Agreement.

9.4	Licensee shall be entitled to terminate the Agreement in the event Licensee elects not to develop or to stop the development of the Products before their marketing, without cause and without damages due by Licensee to the other Parties on account of such termination, upon two (2) months’ prior written notice to Inserm Transfert.

9.5	In case of termination of the Agreement, Licensee undertakes:

(a) not to exploit the Patent Rights or let them be exploited whether directly or indirectly

(b) until their expiration;

(c) to no longer use and return to Inserm Transfert in the month following the termination of the present Agreement all documents and elements constituting the Know-How, without being allowed to keep a copy;

(d) to no longer develop, manufacture and/or market Products, whether directly or indirectly, except as provided under Article 9.6.

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9.6	In the event of termination, Licensee, its Affiliates and Sublicensees shall have the right to sell any existing inventory of Products in the Territory for as long as Inserm Transfert and/or the Co-Owners have not granted a license in the Territory in the Field to a third party and in any case for a maximum of six (6) months following any such termination; provided, however, that Licensee (i) shall provide Inserm Transfert with a Products inventory statement at the termination date and (ii) shall have fully complied and will fully comply, for the further disposal of Products, with the financial provisions of Article 5 hereof.

9.7	Moreover, in case of termination or expiration of the Agreement and under Inserm Transfert instructions, Licensee undertakes to return or destroy all Information, materials and documents received from Inserm Transfert, it being understood that Licensee may nevertheless keep a copy of the Information (apart from documents and elements constituting the Know-How and from materials) in secured files for archiving purposes only.

9.8	The provisions of Article 5.4.2 shall survive the expiration or the termination of the Agreement in so far as they relate to payments by Licensee as a result of its participation into a Sublicensee.

9.9	More generally, the provisions of Articles 7, 8, 9.6 and 11 shall survive the expiration or the termination of the Agreement.

9.10	Notwithstanding the provisions of this Article 9, in the event of termination of the Agreement by Inserm Transfert under Section 9.1 or Section 9.2, Inserm Transfert shall, upon request by the Sublicensee and in the absence of any breach of the sub-license by such Sublicensee, grant such Sublicensee with a license under the same conditions than those proposed under this Agreement.

10. MISCELLANEOUS

10.1	Inalienability

10.1.1	The Agreement is concluded intuitu personae and shall not be assigned or transferred or continue for any reason without Inserm Transfert prior written and express approval.

By way of exception, the Agreement may:

(i)	be assigned pursuant to Article 5.5 “Transfer of Agreement Royalty”;

(ii)	be freely assigned or transferred to Affiliates, or the rights and obligations of Licensee may be freely delegated to Affiliates, upon prior information of Inserm Transfert, and provided that such assignment / transfer / delegation does not conflict the public order / ethical obligations of Inserm Transfert and/or the Co- Owners and/or (ii) does not tarnish the image of Inserm Transfert and/or the Co- Owners and/or

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(iii)	Inserm Transfert and/or that the Co-Owners have been or are involved in a dispute with said Affiliate which may justify a refusal to such assignment / transfer / delegation. In case of delegation to its Affiliates, Licensee shall remain responsible towards the other Parties for the performance by its Affiliates of all the obligations binding upon Licensee under the present Agreement.

10.1.2	It is hereby agreed that any company to which the rights and obligations of Licensee have been assigned, transferred or delegated shall be subject to the same obligations as that binding upon Licensee under the present Agreement, unless that the new parties agree otherwise.

10.1.3	Any assignment or transfer of the Agreement to a new entity shall be subject to an amendment to the present Agreement between Inserm Transfert and/or the Co- Owners, Licensee and the assignee at the time of the said assignment or transfer.

10.2	Independent Contractors

The present Agreement shall not in any case be interpreted as creating an association or a de facto partnership between the Parties, each of them to be considered as an independent co-contracting party.

10.3	Entirety of the Agreement

The Agreement puts an end and replaces any previous agreement, written or spoken, between the Parties on the same subject matter and constitutes the entire agreement between the Parties relating to its subject matter.

Any addition or modification of the terms of the Agreement shall be acknowledged by an amendment to the Agreement.

10.4	Communications

Any communication or notification to the attention of the Parties shall be done by email or registered letter with acknowledgment of receipt to the address indicated below, for as long as the Parties have not been notified by a change of address in writing.

To Inserm Transfert:

Inserm Transfert SA

PariSanté Campus

10 rue d’Oradour sur Glane

75015 PARIS

email: contrats_IT@inserm-transfert.fr, jur@inserm-transfert.fr, licensing@inserm- transfert.fr

To Licensee:

Naya Biosciences Inc.

19505 Biscayne Blvd

Suite 2350, 3rd floor

Aventura, FL 33180

To the attention of the CEO

Email: daniel@nayabiosciences.com

Day to day communications may be done by any written means.

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10.5	Declaration or public communication

Any declaration or public communication regarding the signature of the present Agreement or its content shall only be done only with the consent of all Parties.

10.6	Waiver of rights

In case of a breach by one or the other Party of any of its obligations under the Agreement, if a Party fails to enforce its rights, the non exercise of its rights shall not be interpreted as a waiver to exercise its rights in the future or in case of a new similar breach of any obligation by the breaching Party resulting from the present Agreement.

10.7	Registration

Licensee shall assume, at its own costs and receive all powers to carry out any registration formalities of the present Agreement, in particular any tax registration and registration on the relevant national patent registries in the countries of the Territory subject of the present license.

10.8	Force Majeure

Each Party shall be excused not to fulfill its obligation and shall neither be responsible nor accountable for damages towards the other Party(ies), if the non performance is due to a force majeure event, such as the disruption of services in particular resulting from strikes, resignation or any event outside of its control. The Party which cannot perform its contractual obligations as a result of a force majeure event shall immediately notify the other Party(ies) in writing. Should such breach or the late in the performance resulting from a force majeure event last for more than three (3) months after notification, the other Party(ies) may terminate the Agreement at any time upon notification to the other Party.

10.9	Severability

If one or several provisions of the Agreement shall be found invalid or declared as such under a treaty, a law, or a regulation or by a final decision of a court having jurisdiction, the other provisions shall keep all their force and scope. The Parties shall immediately make the necessary changes by respecting, as far as possible, the agreement existing at the time of signature of the Agreement.

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10.10	Performance by Affiliates

As indicated in the definition of Affiliates, the rights granted to the Affiliates under the terms of this Agreement only apply to entities qualifying as Affiliate at the time the rights are exercised. If, during the term of the Agreement, an entity were to lose the qualification of Affiliate, the rights acquired by this entity as Affiliate of Licensee will automatically terminate, unless written consent of Inserm Transfert is given.

This former affiliate will however remain subject to any obligation under the Agreement that shall by nature remain in force, in particular obligations relating to Confidential Information. Notwithstanding the above, Licensee shall remain liable for the ongoing performance of the obligations under this Agreement by its Affiliates.

11. GOVERNING LAW AND DISPUTE RESOLUTION

11.1	The Agreement shall be governed by the French Law, without regard to its conflict of law provisions and excluding the Vienna Convention on Contracts for the International Sale of Goods.

Any dispute or controversy relating to the Agreement that cannot otherwise be settled by them within three (3) months following the notification by the more diligent Party will be settled by a French court of competent jurisdiction located in Paris.

11.2	This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will together be deemed to constitute one agreement. The Parties agree that the execution of this Agreement by DocuSign or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed Agreement electronically.

IN WITNESS WHEREOF THE PARTIES SET THEIR NAMES HERETO ON THE DATE AND YEAR FIRST BELOW WRITTEN

Inserm Transfert SA		Licensee

On:	19-déc.-2023	On:	19-déc.-2023

By:		By:
Pascale AUGE			Daniel Teper
Chairman of the Executive Management Board			Chairman & CEO (Président du Directoire) Cytovia

On:	19-Dec-2023

By:
Gilles Seydoux Director, Corporate Secretary

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EXHIBIT A
DEVELOPMENT PLAN

NK Multi-engager CYT338 Development – wildtype FC region

●	Plan to use CD38 sequence in Cytovia’s proprietary trispecific platform as the tumor- targeting arm with an NK activating backbone. Components include FC, NKp46
●	First product IND in 2024
●	First product Phase1/2 readout 2025/26
●	First product registrational study data available in 2029
●	First product BLA filed 2029/30
●	First product BLA approved 1H 2030/31

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Exhibit B
Know-How

1) l’analyse fonctionnelle des cellules NK thérapeutiques (activation, expansion/survie, cytotoxicité) in vitro et in vivo (chez la souris).

2) le développement et l’analyse d’outils immunothérapeutiques dans le Myélome (CAR, anticorps et anticorps bispécifiques)

3) la construction de modèles précliniques de Myélome,

4) l’étude des mécanismes de résistance aux traitements dans le Myélome. Les modèles d’étude sont dédiés au Myélome Multiple.

5) Caractérisation phénotypique génomique et moléculaire des hémopathies malignes,

6) analyse du développement et de la fonction du système immunitaire,

7) analyses génomiques à haut débit 8) modifications génétiques chez lasouris.

Translated:

1) functional analysis of therapeutic NK cells (activation, expansion/survival, cytotoxicity) in vitro and in vivo (in mice).

2) the development and analysis of immunotherapeutic tools in Myeloma (CAR, antibodies and bispecific antibodies)

3) the construction of preclinical models of Myeloma,

4) the study of treatment resistance mechanisms in Myeloma. The study models are dedicated to Multiple Myeloma.

5) Genomic and molecular phenotypic characterization of hematologic malignancies,

6) analysis of the development and function of the immune system,

7) high-throughput genomic analyzes 8) genetic modifications in mice.

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Exhibit C

CYT338

CYT338, is a NK engager multispecific antibody targeting CD38 using the sequence of the licensed CD38 antibody from INSERM and NKp46 as an NK engager based on the FLEX- NKTM, which is a proprietary platform for production of tetravalent IgG1-like multifunctional NK engager antibodies with a novel FLEX-linker to allow for simultaneous binding of both the targeted cancer cells and NK cells via the activation receptor NKp46.or CYT338 may include an active, wildtype FC region (patent number WO2022/216723) a variation having a mutated FC region (to be patented jointly with INSERM separately) for human prophylactic and /or therapeutic indications. Indications include the treatment of refractory Multiple Myeloma and others.

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